Exhibit 10.1

[Date]

Mr. Bruce A. Carbonari

[Address]

Re: Amendment of Special Retention Payment Letter

Dear Bruce:

By letter dated January 2, 2002 (the “Letter Agreement”), the Company extended a special retention payment opportunity to you. Since that time, legislation was enacted governing deferred compensation (Section 409A of the Internal Revenue Code). Because you are currently a “specified employee” as defined in Section 409A, and you will likely continue to be classified as a specified employee, we are amending your Letter Agreement as follows:

The Letter Agreement is amended to provide that the Special Management Retention Payment will not be paid earlier than six months following your separation from service (as defined in Section 409A).

Please sign below to indicate your agreement to this amendment of the Letter Agreement.

Sincerely,

I have read this letter and agree to the amendment to my Special Management Retention Payment arrangement as set forth above.

Bruce A. Carbonari	Date